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                            EXHIBIT 11 TO FORM 10-K

                        UNITED MISSOURI BANCSHARES, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                            1993           1992           1991
                                                         -----------    -----------    -----------
Net income divided by.................................   $41,119,000    $39,367,000    $39,485,000
Weighted average shares outstanding...................    16,017,547     13,800,197     13,786,984
Earnings per share....................................         $2.57          $2.85          $2.86